Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-198735

Prospectus Addendum to the Prospectus dated September 15, 2014.

The Goldman Sachs Group, Inc. DEPOSITARY SHARES Each Representing an Interest in a Share of Preferred Stock

You should read the accompanying prospectus supplement, which gives the specific terms of the offered depositary shares, together with the accompanying prospectus dated September 15, 2014 of The Goldman Sachs Group, Inc. When you read the prospectus supplement with the specific terms of the offered depositary shares, please note that all references in the prospectus supplement to the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 9, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009, the prospectus dated July 6, 2011 or the prospectus dated September 19, 2011, or to any sections of those documents, should refer instead to the accompanying prospectus dated September 15, 2014, or to the corresponding section of the accompanying prospectus.

The accompanying prospectus dated September 15, 2014 supersedes the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 9, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009, the prospectus dated July 6, 2011 and the prospectus dated September 19, 2011.

Goldman, Sachs & Co. will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the depositary shares in market-making transactions.

The depositary shares     are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Addendum dated September 14, 2014.